Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC ANNOUNCES NEW PLANS FOR MANUFACTURING OPTIMIZATION

Fort Wayne, Indiana - July 1, 2014 - Franklin Electric Co., Inc. (NASDAQ:FELE) has approved a plan to close its Wittlich, Germany manufacturing facility. As part of this action, the Company will transfer the existing Wittlich manufacturing activity to its Brno, Czech Republic facility. The transfer should be completed by the middle of 2016. The Company will maintain its European Water Systems Headquarters and distribution center in Wittlich and this announcement pertains only to the manufacturing operations located there.

Further, the Company will also complete other asset write-offs, miscellaneous realignments and fixed costs reductions in other European based business units and facilities.

The Company has estimated the pretax charge for these actions to be between $13.2 million and $14.0 million. The charges will begin in the third quarter of 2014 and are estimated to conclude by the end of 2016 and include severance expenses, professional service fees, asset write-offs, and temporarily leased facilities costs. Approximately ten percent of these charges will be non-cash.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K/A for the fiscal year ending December 28, 2013, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.